UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36790	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On September 20, 2016, Skyline Medical Inc. (the “Company”) entered into a Partnership and Exclusive Reseller Agreement (the “Agreement”) with GLG Pharma, LLC (“GLG”). Under the terms of the agreement, GLG intends to develop rapid diagnostic tests that utilize fluid and tissue collected by the STREAMWAY System during procedures. The Agreement sets out the terms by which the Company may integrate the products into, or resell the products as a complementary offering with, the Company’s waste fluid disposal systems.

Under the Agreement, the Company will act as an exclusive reseller of the products in exchange for, among other things, the issuance of an aggregate of ten million (10,000,000) shares of common stock of the Company (the “Shares”), which Shares will be held in escrow by Corporate Stock Transfer, Inc., the Company’s transfer agent. The shares will be released and released to GLG in four equal installments after the achievement of certain development milestones designated in the agreement. Any dividends on account of the Shares will also be added to and held in the escrow account.

The issuance of the Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore the Shares may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For this issuance, the Company relied on the exemption from federal registration under Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder, based on the Company’s belief that the offer and sale of the Shares did not involve a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2016

SKYLINE MEDICAL, INC.

By:	/s/ Bob Myers
Bob Myers Chief Financial Officer